EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated May 20, 2016, with respect to the financial statement of Nuveen Unit Investment Trust, Series 136, comprising Nuveen Prospect Energy and Power Income Portfolio, 2Q 2016 and Nuveen Prospect Income Finance Portfolio, 2Q 2016, contained in Amendment No. 2 to the Registration Statement on Form S-6 (File No. 333-210609) and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Chicago, Illinois

May 20, 2016